UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    DayStar Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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Santa Clara, CA

February 27, 2012

3567 Benton Street, Suite 367

Santa Clara, CA 95051

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MARCH 26, 2012

To our Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of DayStar Technologies, Inc. (the “Company”), which will be held beginning at 10:00 a.m. local time on March 26, 2012 at the offices of Greenberg Traurig, LLP, 153 Townsend Street, 8th Floor, San Francisco, CA 94107 for the following purpose:

1.	To approve the amendment of the Company’s Certificate of Incorporation to effect a reverse stock split.

This item of business is more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on February 21, 2012 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record at the close of business on February 21, 2012 of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), are entitled to notice of, and to vote at the Special Meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders at the time and place of the meeting and, during ordinary business hours, for a period of ten days prior to the meeting at the Company’s principal place of business at 33556 Alvarado Niles Road, Union City, CA 94587. The accompanying form of proxy is solicited by the Board of Directors of the Company.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. VOTES WILL BE TABULATED BY INSPECTORS OF ELECTION APPOINTED IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF LAW.

By order of the Board of Directors,

/s/ CHRISTOPHER T. LAIL Mr. Christopher T. Lail
Secretary

3567 Benton Street, Suite 367

Santa Clara, CA 95051

PROXY STATEMENT

Special Meeting of Stockholders

To Be Held On March 26, 2012

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DayStar Technologies, Inc. (the “Company”) of proxies to be voted at the Special Meeting of Stockholders of the Company to be held at 10:00 a.m. local time on March 26, 2012, at the offices of Greenberg Traurig, LLP, 153 Townsend Street, 8th Floor, San Francisco, CA 94107, and at any adjournments or postponements thereof. The shares represented by properly completed proxies received prior to the vote will be voted FOR any proposal unless specific instructions to the contrary are given or an abstention from voting is indicated by the stockholder. If no instructions to the contrary are given, and the stockholder has not abstained, shares will be voted FOR the amendment of the Company’s Certificate of Incorporation to effect a reverse stock split. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the meeting. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by internet, electronic mail, telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being sent or given to stockholders on or about February 27, 2012.

VOTING

The Notice of Special Meeting, Proxy Statement and Proxy Card are first being sent or given to stockholders of the Company on or about February 27, 2012 in connection with the solicitation of proxies for the Special Meeting. The Board of Directors has fixed the close of business on February 21, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were [            ] shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Special Meeting.

Votes will be counted by the inspectors of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes (i.e., shares represented at the Special Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares).

Approval of the amendment to the Company’s Certificate of Incorporation requires the affirmative vote of a majority of the outstanding Common Stock entitled to vote thereon. As a result, abstentions and broker non-votes will have the same effect as votes against the amendment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the Company’s Proxy Statement may have been sent to multiple stockholders who share an address. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request. Requests may be made by mail to: Christopher T. Lail, DayStar Technologies, Inc., 3567 Benton Street, Suite 367, Santa Clara, CA 95051; by email investor@daystartech.com; or by telephone: (408) 582-7100. Any stockholder who would like to receive separate copies of the Proxy Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may so designate on their proxy card at the time of voting. The stockholder can also contact the Company directly at (408) 582-7100.

PROXY MATERIALS

This Proxy Statement is also available on our website at www.daystartech.com. DayStar’s stockholders who have enrolled in the electronic proxy delivery service previously will receive their materials online. Stockholders of record may enroll in the electronic proxy access service for future annual and special meetings by registering online at www.computershare.com. Beneficial or “street name” stockholders who wish to enroll in electronic access service may do so at www.proxyvote.com.

PROPOSAL NO. 1

APPROVE THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board of Directors is seeking shareholder approval of an amendment to our Amended and Restated Certificate of Incorporation to give the Board of Directors authorization to 1) effect a reverse split ratio of 1-for-7 shares of our common stock issued and outstanding (the “Reverse Split”), and 2) maintain the current authorized number of shares of our common stock at 120 million (the “Amendment”), without further approval of our shareholders, upon a determination by our Board of Directors that such Amendment is in the best interests of the Company and its shareholders, at any time up to 120 days following shareholder approval on this Proposal No. 1. The full text of the proposed Amendment is attached hereto as Appendix A.

The intention of the Board of Directors in effecting the Reverse Split would be to increase the stock price sufficiently above the $1.00 minimum bid price requirement that is required for continued listing on The NASDAQ Capital Market in order to sustain long term compliance with the NASDAQ listing requirements. The Board of Directors, in its sole discretion, can elect to abandon the Reverse Split in its entirety.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for de minimus adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of our common stock outstanding immediately following the Reverse Split as such shareholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Split.

Although the Reverse Split will not have any dilutive effect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease because the Amendment maintains the current authorized number of shares of common stock at 120 million. The additional shares may be used for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers or directors, effecting stock dividends, establishing strategic relationships with other companies and expanding the Company’s business or product lines through the acquisition of other businesses or products. In order to support the Company’s projected need and timetable for additional equity capital and to provide flexibility to raise the capital necessary to finance ongoing operations, the Board of Directors believes the number of shares of Common Stock the Company is authorized to issue should be maintained at 120 million.

The Reverse Split is not part of a broader plan to take the Company private.

Reasons for the Reverse Split

The Board of Director’s primary objective in proposing the Reverse Split is to raise the per share trading price of our common stock. The Board of Directors believes that by increasing the market price per share of our common stock, the Company may meet and maintain compliance with the NASDAQ listing requirements. The Board of Directors believes that the liquidity and marketability of our common stock will be adversely affected if it is not quoted on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. The Board of Directors believes that current and prospective investors will view an investment in our common stock more favorably if our common stock remains quoted on The NASDAQ Capital Market.

The Board of Directors also believes that the Reverse Split and any resulting increase in the per share price of our common stock should enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split, or that we will be able to maintain our listing on The NASDAQ Capital Market.

NASDAQ Requirements for Continued Listing

The Company has previously announced that it received a letter from The NASDAQ Stock Market on April 29, 2011 providing notice that, for the last 30 consecutive trading days, the closing bid price per share for the Company’s common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2). In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until October 26, 2011, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. The Company did not regain compliance and on October 27, 2011, the Company received another letter from The NASDAQ Stock Market notifying the Company that it was eligible for, and had been granted an additional 180 calendar days, or until April 23, 2012, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive business days.

The Board of Directors has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes it is in the best interests of the Company and its shareholders to effect the Reverse Split to potentially sustain long term compliance with the listing requirements of The NASDAQ Capital Market, including the $1.00 minimum bid price requirement.

Potential Disadvantages of a Reverse Stock Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our common stock by up to factor of seven. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of the Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual shareholder would be reduced if the Reverse Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Although the Board of Directors believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Stock Split

If approved by shareholders at the special meeting and our Board of Directors conclude that it is in the best interests of the Company and its shareholders to effect a reverse stock split, the Amendment will be filed with the Delaware Secretary of State. The actual timing of the filing of the Amendment with the Delaware Secretary of State to effect the Reverse Split will be determined by the Board of Directors but will be no later than 120 days following the approval of this Proposal No. 1. Also, if for any reason the Board of Directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Amendment, without further action by our shareholders. The Reverse Split will be effective as of the date of filing with the Delaware Secretary of State (the “Effective Time”). We will issue a press release and file a Form 8-K pre-announcing the filing of the Amendment at least 10 days prior to its effective filing date.

Upon the filing of the Amendment, without further action on the part of the Company or the shareholders, the outstanding shares of common stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a reverse split ratio of one-for-seven. For example, if you presently hold 7,000 shares of our common stock, you would hold 1,000 shares of our common stock following the Reverse Split.

Effect on Outstanding Shares, Options and Certain Other Securities

If the Reverse Split is implemented, the number of shares of our common stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each shareholder will remain unchanged except for any de minimis change resulting from the payment of cash by the Company in lieu of any fractional shares that such shareholder would have received as a result of the Reverse Split. The number of shares of our common stock that may be purchased upon exercise of outstanding options or other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be ratably adjusted in accordance with their terms as of the Effective Time.

Effect on Registration and Stock Trading

Our common stock is currently registered under the Securities Act of 1933, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our common stock.

If the proposed Reverse Split is implemented, our common stock will continue to be reported on The NASDAQ Capital Market under the symbol “DSTI” (although the letter “d” will be added to the end of the trading symbol for a period of 20 trading days from the effective date of the Reverse Split to indicate that the Reverse Split has occurred).

Fractional Shares; Exchange of Stock Certificates

The Board of Directors does not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold a fractional share because the number of shares of common stock they hold before the Reverse Split is not evenly divisible by the split ratio will be entitled to have their fractional share rounded up to the next whole number.

As of February 21, 2012, the Company had [    ] holders of record of the Company’s common stock (although the Company had significantly more beneficial holders). The Company does not expect the Reverse Split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Split.

On or after the Effective Time, the Company will mail a letter of transmittal to each shareholder. Each shareholder will be able to obtain a certificate evidencing his, her or its post-Reverse Split shares only by sending the exchange agent the shareholder’s old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Shareholders will not receive certificates for post-Reverse Split shares unless and until their old certificates are surrendered. Shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each shareholder payment in lieu of any fractional share and, if elected in the letter of transmittal, a new stock certificate after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s). A shareholder that surrenders his, her or its old stock certificate(s) but does not elect to receive a new stock certificate in the letter of transmittal will hold that shareholder’s shares electronically in book-entry form with our transfer agent.

Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, the shareholder will need to return a properly executed and completed letter of transmittal in order to receive any cash payment in lieu of a fractional share.

Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

Shareholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Authorized Shares

If and when the Board of Directors elects to effect the Reverse Split, the Amendment will concurrently therewith maintain the authorized number of shares of the Company’s common stock at 120 million. Accordingly, there will be no reduction in the number of authorized shares of our common stock in proportion to the reverse stock split ratio. As a result, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease and the additional authorized shares of common stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by our shareholders, except as required by applicable laws and regulations. Because our common stock is traded on The NASDAQ Capital Market, shareholder approval must be obtained, under applicable NASDAQ rules, prior to the issuance of shares for certain purposes, including the issuance of shares of the Company’s common stock equal to or greater than 20% of the Company’s then outstanding shares of common stock in connection with a private refinancing or an acquisition or merger, unless an exemption is available from such approval. Such an exemption would be available if our Audit Committee authorized the filing of an application with NASDAQ to waive the shareholder vote requirement if it believed the delay associated with securing such vote would seriously jeopardize the financial viability of the Company and NASDAQ granted the Company such an exemption.

The additional shares of our common stock to be authorized will be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of our common stock presently issued and outstanding.

In accordance with our Certificate of Incorporation and Delaware law, the Company’s shareholders do not have any preemptive rights to purchase or subscribe for any of the Company’s unissued or treasury shares.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized common stock at 120 million after the Reverse Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of the Company. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, public or private refinancings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Amendment would give our Board of Directors authority to issue additional shares from time to time without delay or further action by the shareholders except as may be required by applicable law or the NASDAQ rules. The Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board of Directors have any present intent to use the authorized but unissued common stock to impede a takeover attempt.

In addition, the issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in the Company. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our Board of Directors intends to take these factors into account before authorizing any new issuance of shares.

Accounting Consequences

As of the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular shareholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (a) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (b) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (c) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (“IRC”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of February 15, 2012. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Split.

Each shareholder should consult his, her or its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Split.

U.S. Holders. The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual. Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed.

Vote Required

Adoption of the proposed Certificate of Amendment requires the affirmative vote of a majority of the outstanding Common Stock entitled to vote thereon. As a result, abstentions and broker non-votes will have the same effect as negative votes.

Text of Proposed Amendment and Restatement; Effectiveness

The text of the proposed Certificate of Amendment is set forth in Appendix A to this Proxy Statement. If adopted by the stockholders, the Certificate of Amendment will become effective upon its filing with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO (1) EFFECT A REVERSE STOCK SPLIT AT A REVERSE SPLIT RATIO OF 1-FOR-7 AND (2) MAINTAIN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of February 15, 2012, with respect to the beneficial ownership of our common stock by each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock by each nominee for director, by the named executive officers, and by all directors and executive officers as a group. The information contained in this beneficial ownership table for five percent stockholders is based on Form 13D, 13G, or other filings with the Commission available through www.sec.gov/edgar as of close of business February 15, 2012. Each person has sole voting power and sole investment power. Ownership percentages are based on 9,662,747 shares outstanding on February 15, 2012, plus the assumed conversion of the applicable notes and exercise of the applicable options and warrants vesting within 60 days thereof.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent
Directors and Executive Officers:
Robert E. Weiss(3)	488,306	4.8%
Christopher T. Lail(4)	196,034	2.0%
Peter A. Lacey(5)	18,053,536	65.2%
Jonathan Fitzgerald(6)	36,111	*
William S. Steckel(7)	225,178	2.3%
Kang Sun(8)	72,223	*
All directors and executive officers as a group (6 persons)	19,071,388	66.9%

5% Stockholders:
Michael Moretti(9)	8,402,787	46.6%
John Gorman(10)	1,101,450	10.2%
Richard Schottenfeld(11)	545,894	5.3%

*	Less than one percent.
(1)	Except as otherwise indicated, each officer and director can be reached at DayStar Technologies, Inc., 3567 Benton Street, Suite 367, Santa Clara, CA 95051.
(2)	The inclusion herein of any share of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each person listed above has sole voting and investment power with respect to the shares listed. Any reference in the footnotes below to convertible notes and warrants, stock options, and restricted common stock subject to a right of repurchase by our company relates to notes convertible into shares of our common stock, stock options and warrants exercisable or that will become exercisable within 60 days of February 15, 2012 and restricted common stock that will vest within 60 days of February 15, 2012.
(3)	Includes 217,391 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Weiss and our company, vested warrants to purchase 55,556 shares of common stock, vested options to purchase 120,918 shares of common stock and 75,000 vested restricted stock units.
(4)	Includes vested options to purchase 100,712 shares of common stock.
(5)	Includes 14,021,739 shares of common stock issuable upon conversion of secured convertible promissory notes between Mr. Lacey and our company, vested warrants to purchase 3,955,130 shares of common stock, and vested options to purchase 36,111 shares of common stock.
(6)	Includes vested options to purchase 36,111 shares of common stock.
(7)	Includes 130,435 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Steckel and our company, vested warrants to purchase 11,112 shares of common stock, and vested options to purchase 25,000 shares of common stock.
(8)	Includes vested options to purchase 36,111 shares of common stock and 36,112 vested restricted stock units.

(9)	Includes 5,465,217 shares of common stock issuable upon conversion of secured convertible promissory notes between Mr. Moretti and our company, and vested warrants to purchase 2,915,347 shares of common stock.
(10)	Includes 434,783 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Gorman and our company, and vested warrants to purchase 666,667 shares of common stock.
(11)	Includes 434,783 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Schottenfeld and our company, and vested warrants to purchase 111,111 shares of common stock.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Special Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the meeting.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.

It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

By order of the Board of Directors,

/s/ CHRISTOPHER T. LAIL
Christopher T. Lail Chief Financial Officer and Secretary

Appendix A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DAYSTAR TECHNOLOGIES, INC.

DAYSTAR TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is DAYSTAR TECHNOLOGIES, INC.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is February 19, 1997.

THIRD: At the Effective Time, each seven shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time, shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive from the Corporation’s transfer agent, fractional share rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as set forth above.

FOURTH: At the effective time, Article 4.1 shall be amended and restated to read in its entirety as follows:

“4.1 Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares which the Corporation is authorized to issue is one hundred twenty three million shares (123,000,000) shares, one hundred twenty million (120,000,000) shares of which shall be common stock, $.01 par value per share, and three million (3,000,000) shares of which shall be preferred stock, $.01 par value per share.

FIFTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall become effective at 5:00 p.m. on the              (the “Effective Time”).

IN WITNESS WHEREOF, DAYSTAR TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this              day of                     , 2012.

DAYSTAR TECHNOLOGIES, INC.

By:

PROXY

DayStar Technologies, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

February 27, 2012

Solicited on Behalf of the Board of Directors of the Company

PROXY

The undersigned hereby appoints Peter A. Lacey and Christopher T. Lail as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Special Meeting of Stockholders of DayStar Technologies, Inc. to be held on March 26, 2012 beginning at 10:00 A.M. local time and at any adjournments or postponements thereof:

1. APPROVE THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the special meeting, or at any adjournment(s) or postponement(s) thereof.

h	DETACH PROXY CARD HERE	h
Please Detach Here

h	You Must Detach This Portion of the Proxy Card	h
Before Returning it in the Enclosed Envelope

DAYSTAR TECHNOLOGIES, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR; AND FOR RATIFICATION OF THE SELECTION OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT AUDITORS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated: , 2012

Signature or Signatures

Please date and sign exactly as your name or names appear below. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

PLEASE VOTE, SIGN, AND RETURN THE
ABOVE PROXY.